TECNOGLASS INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH INTERNATIONAL FINANCIAL REPORTING STANDARD (IFRS) AT DECEMBER 31, 2016

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Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$26,918	$22,671
Investments	1,537	1,470
Trade accounts receivable, net	92,297	67,080
Unbilled receivables on uncompleted contracts	6,625	9,868
Due from related parties	10,995	10,186
Other assets	16,089	7,798
Inventories	55,092	48,741
Prepaid expenses	1,183	3,353
Total current assets	210,736	171,167

Long term assets:
Property, plant and equipment, net	175,526	139,592
Long term receivables from related parties	-	2,536
Intangible assets	4,555	3,344
Goodwill	1,330	1,330
Deferred income taxes	-	640
Other long term assets	7,312	6,420
Total long term assets	188,723	153,550
Total assets	$399,459	$324,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$2,651	$17,571
Trade accounts payable	42,625	38,981
Dividend Payable	3,486	-
Due to related parties	3,668	1,362
Taxes payable	16,845	18,277
Labor liabilities	1,410	918
Warrant liability	-	31,213
Earnout share liability	-	13,740
Current portion of customer advances on uncompleted contracts	7,780	11,841
Total current liabilities	78,465	133,903

Earnout share liability	-	20,414
Deferred income taxes	3,662	3,192
Customer advances on uncompleted contracts	2,310	4,404
Long-term debt	196,946	121,493
Total long term liabilities	206,751	152,709
Total liabilities	$285,216	$286,612

Commitments and contingencies

Shareholders’ equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2016 and 2015	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 33,172,144 and 26,895,636 shares issued and outstanding at December 31, 2016 and 2015, respectively	3	3
Legal reserves	1,367	1,367
Additional paid capital	114,847	45,584
Retained earnings	26,997	22,336
Accumulated other comprehensive income (loss)	(28,971)	(31,185)
Total shareholders’ equity	114,243	38,105
Total liabilities and shareholders’ equity	$399,459	$324,717

The accompanying notes are an integral part of these consolidated financial statements.

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Years ended December 31,
	2016	2015

Operating revenue:
Customers	$294,772	$232,548
Related Parties	9,742	9,942
Total Operating Revenue	304,514	242,490

Cost of sales	192,521	151,635
Gross profit	111,993	90,855

Operating expenses:
Selling	36,953	29,081
General and administration	27,846	22,437
Operating expenses	64,799	51,518

Operating income	47,194	39,337

Change in fair value of warrant liability	776	(24,901)
Change in fair value of earnout shares liability	4,674	(10,858)
Non-operating income, net	4,762	5,163
Foreign currency transaction gains (losses)	(1,387)	10,059
Interest expense	(16,814)	(9,274)

Income before taxes	39,205	9,526

Income tax provision	15,884	20,650
Net income (loss)	$23,321	$(11,124)

Comprehensive income:
Net income (loss)	$23,321	$(11,124)
Foreign currency translation adjustments	2,214	(19,686)
Total comprehensive income (loss)	$25,535	$(30,810)

Basic income (loss) per share	$0.80	$(0.42)

Diluted income (loss) per share	$0.77	$(0.42)

Basic weighted average common shares outstanding	29,231,054	26,454,469

Diluted weighted average common shares outstanding	30,253,068	26,454,469

The accompanying notes are an integral part of these consolidated financial statements.

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Tecnoglass, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2016 and 2015

(In thousands, except share data)

	Ordinary Shares, $0.0001		Additional			Accumulated Other	Total
	Par Value		Paid in	Legal	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Reserve	Earnings	Loss	Equity
Balance at January 1, 2015	24,801,132	$2	$26,140	$1,367	$30,531	$(11,499)	$46,541

Acquisition of entity under common control	734,400	-	-	-	4,338	-	4,338
Issuance of common stock	500,000	-	5,765	-	-	-	5,765

Exercise of warrants	1,001,848	1	13,679	-	-	-	13,680

Exercise of Unit Purchase Options	592,656	-	-	-	-	-	-

ESWindows distributions before acquisition	-	-	-	-	(1,409)	-	(1,409)

Foreign currency translation	-	-	-	-	-	(19,686)	(19,686)

Net loss	-	-	-	-	(11,124)	-	(11,124)
Balance at December 31, 2015	27,630,036	$3	$45,584	$1,367	$22,336	$(31,185)	$38,105
Acquisition of entity under common control	-	-	(4,320)	-		-	(4,320)

Issuance of common stock	2,500,000	-	30,279	-	-	-	30,279

Stock dividend	272,505	-	12,171	-	(12,171)	-	-

Cash dividend	-	-	-	-	(4,226)	-	(4,226)

Exercise of warrants	2,690,261	-	30,437	-	-	-	30,437

Exercise of Unit Purchase Options	58,297	-	404	-	-	-	404

Share based compensation	21,045	-	292	-	-	-	292

ESWindows distributions before acquisition	-	-	-	-	(2,263)	-	(2,263)

Foreign currency translation	-	-	-	-	-	2,214	2,214

Net Income	-	-	-	-	23,321	-	23,321

Balance at December 31, 2016	33,172,144	$3	$114,847	$1,367	$26,997	$(28,971)	$114,243

The accompanying notes are an integral part of these consolidated financial statements.

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Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$23,321	$(11,124)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Provision for bad debts	4,686	1,477
Provision for obsolete inventory	238	(255)
Change in fair value of investments held for trading	(33)	10
Depreciation and amortization	15,674	12,609
(Gain) Loss on disposition of assets	(477)	232
Leaseback asset sales gain	(1,442)	(136)
Change in value of derivative liability	(21)	(69)
Change in fair value of earnout share liability	(4,674)	10,858
Change in fair value of warrant liability	(776)	24,901
Director Stock compensation	300	-
Deferred income taxes	(435)	(160)
Changes in operating assets and liabilities, net of effects from acquisitions:
Trade Accounts Receivable	(25,979)	(30,282)
Inventories	(4,305)	(29,185)
Prepaid expenses	799	(1,503)
Other assets	(6,425)	(12,065)
Trade accounts payable	1,652	16,311
Taxes payable	(2,299)	14,055
Labor liabilities	439	221
Related parties	2,259	295
Advances from customers	(6,846)	6,323
	5,348	3,681
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$1,004	$6,193

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	24,486	1,913
Proceeds from sale of property and equipment	3,240	6,957
Purchase of investments	(26,975)	-877
Acquisition of property and equipment	(28,391)	(21,541)
CASH USED IN INVESTING ACTIVITIES	$(27,640)	$(13,547)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	196,468	113,274
Proceeds from the exercise of unit purchase options	404	-
Dividend distribution	(741)	-
ESW LLC distributions prior to acquisition	(2,263)	(1,409)
Proceeds from the exercise of warrants	800	-
Repayments of debt and capital leases	(163,126)	(102,356)
CASH PROVIDED BY FINANCING ACTIVITIES	$31,542	$9,509

Effect of exchange rate changes on cash and cash equivalents	(659)	1,190

NET INCREASE IN CASH	4,247	3,345
CASH - Beginning of year	22,671	19,326
CASH - End of year	$26,918	$22,671

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$8,696	$6,916
Taxes	$25,825	$13,212

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease and financial obligations	$19,641	$65,319
Payable to former shareholders of ESW LLC	$2,303	$-

The accompanying notes are an integral part of these consolidated financial statements.

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Tecnoglass Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share data)

Note 1.	General

Business Description

Tecnoglass Inc. (“TGI,” the “Company,” “we,” “us” or “our”) was incorporated in the Cayman Islands on September 21, 2011 under the name “Andina Acquisition Corporation” (“Andina”) as a blank check company. Andina’s registration statement for its initial public offering (the “Public Offering”) was declared effective on March 16, 2012. Andina consummated the Public Offering, the private placement of warrants (“Private Placement”) and the sale of options to the Underwriters on March 22, 2012, receiving proceeds, net of transaction costs, of $43,163, of which $42,740 was placed in a trust account.

Andina’s objective was to acquire, through a merger, share exchange, asset acquisition, share purchase recapitalization, reorganization or other similar business combination, one or more operating businesses. On December 20, 2013, Andina consummated a merger transaction (the “Merger”) with Tecno Corporation (“Tecnoglass Holding”) as ultimate parent of Tecnoglass S.A. (“TG”) and C.I. Energía Solar S.A. ES. Windows (“ES”). The surviving entity was renamed Tecnoglass Inc. The Merger transaction was accounted for as a reverse merger and recapitalization where Tecnoglass Holding was the acquirer and TGI was the acquired company.

The Company manufactures hi-specification, architectural glass and windows for the global residential and commercial construction industries. Currently the Company offers design, production, marketing, and installation of architectural systems for buildings of high, medium and low elevation size. Products include windows and doors in glass and aluminum, office partitions and interior divisions, floating façades and commercial window showcases. The Company sells to customers in North, Central and South America, and exports about half of its production to foreign countries.

TG manufactures both glass and aluminum products. Its glass products include tempered glass, laminated glass, thermo-acoustic glass, curved glass, silk-screened glass, acoustic glass and digital print glass. Its Alutions plant produces mill finished, anodized, painted aluminum profiles and rods, tubes, bars and plates. Alutions’ operations include extrusion, smelting, painting and anodizing processes, and exporting, importing and marketing aluminum products.

ES designs, manufactures, markets and installs architectural systems for high, medium and low rise construction, glass and aluminum windows and doors, office dividers and interiors, floating facades and commercial display windows.

In 2014, the Company established two Florida limited liability companies, Tecnoglass LLC (“Tecno LLC”) and Tecnoglass RE LLC (“Tecno RE”) to acquire manufacturing facilities, manufacturing machinery and equipment, customer lists and exclusive design permits.

In December 2016, as part of our strategy to vertically integrate our operations, we acquired 100% of the stock of ESW LLC, 85.06% of which was acquired directly by Tecnoglass and 14.94% by our subsidiary ES, for a total purchase price of $13.5 million, which consisted of (i) 734,400 ordinary shares issued in connection with the transaction for approximately $9.2 million based on a stock price of $12.50, (ii) approximately $2.3 million in cash, and (iii) approximately US$2.0 million related to the assignment of certain accounts receivable.

The Acquisition is deemed to be a transaction between entities under common control, which, under applicable accounting guidelines, requires the assets and liabilities to be transferred at historical cost of the entity, with prior periods retroactively adjusted to furnish comparative information. See Note 3, Acquisitions within the Notes to these Consolidated Financial Statements for additional information.

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Note 2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Management’s Estimates

The consolidated financial statements here presented were prepared in accordance with the regulatory framework established for foreign issuers in Colombia, subscribed to the National Registry of Securities and Issuers (RNVE) whose securities are traded in the principal market, that must present their end of year financial information and interim periods according to their original accounting normativity, as long as those adhere to IFRS. To comply with this requirement from the Colombian Superintendence of Finance, these financial statements are an equivalent of the Company’s original financial statements prepared based on the Generally Accepted Accounting Principles in the United States, (US GAAP).

Prior year financial information has been retroactively adjusted for an acquisition under common control. As the acquisition of ESW LLC was deemed to be a transaction between entities under common control, the assets and liabilities were transferred at the historical cost of ESW LLC, with prior periods retroactively adjusted to include the historical financial results of the acquired company for the period they were controlled by ESW LLC in the Company’s financial statements. The accompanying financial statements and related notes have been retroactively adjusted to include the historical results and financial position of the acquired company prior to the acquisition date during the periods the assets were under common control. All financial information presented for the periods after the ESW LLC acquisition represent the consolidated results of operations, financial position and cash flows of the Company with retroactive adjustments of the results of operations, financial position and cash flows of the acquired company during the periods the assets were under common control.

The preparation of the accompanying consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of the Company’s financial statements. Actual results may differ from these estimates under different assumptions and conditions. Estimates inherent in the preparation of these consolidated financial statements relate to the collectability of account receivables, the valuation of inventories, estimated earnings on uncompleted contracts, useful lives and potential impairment of long-lived assets, and valuation of warrants and other derivative financial instruments.

Principles of Consolidation

These financial statements consolidate TGI, its indirect wholly-owned subsidiaries TG, ES and ESW LLC, and its direct subsidiaries Tecno LLC and Tecno RE, which are entities in which we have a controlling financial interest because we hold a majority voting interest. To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (“VIE”) model to the entity, otherwise the entity is evaluated under the voting interest model. All significant intercompany accounts and transactions are eliminated in consolidation, including unrealized intercompany profits and losses.

Accounting period

The Company has defined, per Company statutes, to perform financial closing of its accounting and prepare and issue general purpose financial statements once per year at December 31.

Foreign Currency Translation and Transactions

The consolidated financial statements are presented in U.S. Dollars, the reporting currency. Our foreign subsidiaries’ local currency is the Colombian Peso, which is also their functional currency as determined by the analysis markets, costs and expenses, assets, liabilities, financing and cash flow indicators. As such, our subsidiaries’ assets and liabilities are translated at the exchange rate in effect at the balance sheet date, with equity being translated at the historical rates. Revenues and expenses of our foreign subsidiaries are translated at the average exchange rates for the period. The resulting cumulative foreign currency translation adjustments from this process are included as a component of accumulated other comprehensive income (loss). Therefore, the U.S. Dollar value of these items in our financial statements fluctuates from period to period.

Also, exchange gains and losses arising from transactions denominated in a currency other than the functional currency are included in the consolidated statement of operations as foreign exchange gains and losses within non-operating income, net.

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The average exchange rate for the Colombian peso, the functional currency of the Company’s main subsidiaries, was 3,050.98 pesos per USD $1 and 2,743.39 pesos per USD $1 during the years ended December 31, 2016 and December 31, 2015, respectively. The spot exchange rate for the Colombian peso, as of December 31, 2016 and December 31, 201, was 3,000.71 pesos per USD $1 and 3,149.39 pesos per USD $1, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include investments with original maturities of three months or less. As of December 31, 2016 and 2015, cash and cash equivalents were primarily comprised of deposits held in operating accounts in Colombia, Panama and United States. As of December 31, 2016 and 2015 the Company had no restricted cash.

Investments

The Company’s investments are comprised of marketable securities, short term deposits and income producing real estate.

Investments which are held for trading are recorded at fair value and fluctuations in value are recorded as a non-operating income or expense. In addition, we have investments in long-term marketable equity securities which are classified as available-for-sale securities and are recorded at fair value.

Short- term deposits and other financial instruments with maturities greater than 90 days and shares in other companies that do not meet the requirements for equity method treatment are recorded for at cost.

We also have investments in income-producing real estate. This real estate is recorded at cost and is depreciated using the straight-line method over its estimated useful life. The depreciation and rental income associated with this real estate are recognized in the consolidated statement of operations. These investments are recorded within long term assets on the Company’s balance sheet.

Trade Accounts Receivable

Trade accounts receivable are recorded net of allowances for cash discounts for prompt payment, doubtful accounts and sales returns. The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the collectability of an account may be in doubt. Other factors that the Company considers include its existing contractual obligations, historical payment patterns of its customers and individual customer circumstances, and a review of the local economic environment and its potential impact on the collectability of accounts receivable. Account balances deemed to be uncollectible are written off after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s allowance for accounts receivable as of December 31, 2016 and 2015 amounted to $1.8 million and $0.2 million, respectively.

Concentration of Risks and Uncertainties

Financial instruments which potentially subject the Company to credit risk consist primarily of cash and trade accounts receivable. The Company mitigates its cash risk by maintaining its cash deposits with major financial institutions in the United States and Colombia. At times the balances held at financial institutions in Colombia may exceed the Colombia government insured limits of the Ministerio de Hacienda y Crédito Público. The Company has not experienced such losses in such accounts. As discussed above, the Company mitigates its risk to trade accounts receivable by performing on-going credit evaluations of its customers.

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Related party transactions

The Company has related party transactions such as sales, purchases, leases, guarantees, and other payments. We periodically performed a related party analysis to identify transactions to disclose. Depending on the transactions, we aggregate some related party information by type.

Inventories

Inventories of raw materials, which consist primarily of purchased and processed glass, aluminum, parts and supplies held for use in the ordinary course of business, are valued at the lower of cost or market. Cost is determined using a weighted-average method. Inventory consisting of certain job specific materials not yet installed (work in process) are valued using the specific identification method. Cost for finished product inventory are recorded and maintained at the lower of cost or market. Cost includes raw materials and direct and applicable indirect manufacturing overheads. Also, inventories related to contracts in progress are included within work in process and finished goods, and are stated at using the specific identification method and lower of cost or market, respectively, and are expected to turn over in less than one year.

Reserves for excess or slow-moving raw materials inventories are updated based on historical experience of a variety of factors including sales volume and levels of inventories at the end of the period. The Company does not maintain allowances for the lower of cost or market for inventories of finished products as its products are manufactured based on firm orders rather than built-to-stock. The Company’s reserve for excess or slow-moving inventory amounted to $157 and $0 as of December 31, 2016 and 2015, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Significant improvements and renewals that extend the useful life of the asset are capitalized. Interest caused while acquired property is under construction and installation are capitalized. Repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any related gains or losses are included in income as a reduction to or increase in selling, general and administrative expenses. Depreciation is computed on a straight-line basis, based on the following estimated useful lives:

Buildings	20 years
Machinery and equipment	10 years
Furniture and fixtures	10 years
Office equipment and software	5 years
Vehicles	5 years

The Company also records within fixed assets all the underlying assets of a capital lease. Initial recognition of these assets are done at the present value of all future lease payments. A capital lease is a lease in which the lessor transferred substantially all of the benefits and risks associated with the ownership of the property.

Long Lived Assets

The Company periodically reviews the carrying values of its long lived assets when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their realizable values, and record impairment charges when considered necessary.

When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, is recognized. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

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Goodwill

We review goodwill for impairment each year on December 31st or more frequently when events or significant changes in circumstances indicate that the carrying value may not be recoverable. The goodwill impairment test requires a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit is greater than zero and its fair value exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. The Company has only one reporting unit and as such the impairment analysis was done by comparing the Company’s market capitalization with its book value of equity. As of our December 31, 2016, the Company’s market capitalization exceeded its book value of equity and as such no impairment of goodwill was indicated. See Note 7- Goodwill and Intangible Assets for additional information.

Intangible Assets

Intangible assets with definite lives subject to amortization are amortized on a straight-line basis. We also review these intangibles for impairment when events or significant changes in circumstance indicate that the carrying value may not be recoverable. Events or circumstances that indicate that impairment testing may be required include the loss of a significant customer, loss of key personnel or a significant adverse change in business climate or regulations. There were no triggering events or circumstances noted and as such no impairment was needed for the intangible assets subject to amortization. See Note 7 - Goodwill and Intangible Assets for additional information.

Common Stock Purchase Warrants

The Company classifies as equity any warrants contracts that (i) require physical settlement or net-share settlement or (ii) gives the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

The Company assesses classification of its common stock purchase warrants and other freestanding derivatives, if any, at each reporting date to determine whether a change in classification between assets and liabilities is required. As of December 20, 2016, the Company no longer has warrants outstanding.

Financial Liabilities

Financial liabilities correspond to the financing obtained by the Company through bank credit facilities and accounts payable to suppliers and creditors. Financial liabilities are initially recognized based on their fair value, which is usually equal to the transaction value less directly attributable costs. Subsequently, such financial liabilities are carried at their amortized cost according to the effective interest rate method determined at initial recognition, and recognized in the results of the period during the time of amortization of the financial obligation.

Warrant liability

An aggregate 9,200,000 warrants were issued as a result of the Public Offering, the Private Placement and the Merger. Of the aggregate total, 4,200,000 warrants were issued in connection with the Public Offering (“IPO Warrants”), 4,800,000 warrants were issued in connection with the Private Placement (“Insider Warrants”), and 200,000 warrants were issued upon conversion of a promissory note at the closing of the Merger (“Working Capital Warrants”). The Company classifies the warrant instruments as a liability at their fair value because the warrants do not meet the criteria for equity treatment. The aggregate liability is subject to re-measurement at each balance sheet date and adjusted at each reporting period until exercised or expired, and any change in fair value is recognized in the Company’s consolidated statement of operations.

When the warrants are exercised for ordinary shares, the Company re-measures the fair value of the exercised warrants as of the date of exercise using available fair value methods and records the change in fair value in the consolidated statement of operations, and records the fair value of the exercised warrants as additional paid in capital in the shareholders equity section of the Company’s consolidated balance sheet. The Company’s warrants expired per their own terms on December 20, 2016 (See Note 15 – Warrant liability and Earnout Shares for additional information).

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Earnout shares liability

The earnout shares are not considered indexed to the Company’s own stock and therefore are accounted for as a liability with fair value changes being recorded in the consolidated statements of operations and comprehensive income. Earnout shares are released from the escrow account upon achievement of the conditions set forth in the earnout share agreement. At this time the shares are recorded out of the earnout share liability and into common stock and additional paid in capital within the shareholders equity section of the Company’s consolidated balance sheets. As of December 31, 2016 there is no earnout shares liability recorded (See Note 15 – Warrant Liability and Earnout Share Liability for additional information).

Unit Purchase Options

The Unit Purchase Options (“UPOs”) are derivative contracts in the entity’s own equity and are not accounted for as assets or liabilities requiring fair value estimates for the derivative contract in each reporting period.

The Company accounted for issued UPOs, at issuance date in March 2012, at their fair market value calculated using a Black-Scholes option-pricing model, including the amount of $500,100 received in cash payments, as an expense of the Public Offering resulting with a charge directly to shareholders’ equity.

During the year ended December 31, 2016, holders of UPO’s exercised 584,099 unit options (one share and one warrant) and simultaneously exercised the underlying warrants on a cashless basis, resulting in the issuance of 79,342 ordinary shares and proceeds of $404. Pursuant to the expiration of the Company’s ordinary warrants on December 20, 2016, the 8,559 UPO’s still outstanding as of December 31, 2016 will only result in the issuance of one share upon exercise until their expiration in March of 2017.

Because of the UPOs are accounted for in shareholders’ equity as instruments indexed to the Company’s own equity, and no cash or other consideration was received or liabilities were settled, there is no measurement or re-measurement of fair value for the purposes of reclassification out of retained earnings into additional paid in capital (see Note 16 – Commitments and Contingencies).

Stock-Based Compensation

The Company accounts for share-based awards exchanged for employee services at the estimated grant date fair value of the award. In October 2015, the Company authorized to grant each non-employee director $50,000 worth of ordinary shares of the Company payable annually and first payment was made in October 2016. In November 2016 the Company authorized additional payment of $8,000 on an annual basis to members of the Company´s audit Committee members and $18,000 on an annual basis to the chair of the audit committee, all of whom are members of the board of directors.

Derivative Financial Instruments

The Company records all derivatives on the balance sheet at fair value, regardless of the purpose or intent for holding them. The Company has not designated its derivatives as hedging instruments; therefore, the Company does not designate them as fair value or cash flow hedging instruments. The accounting for changes in fair value of the derivatives is recorded within the Company’s consolidated statement of operations.

Fair Value of Financial Instruments

IFRS 14, Fair Value Measurements, establishes a fair value hierarchy which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. We primarily apply the market approach for financial assets and liabilities measured at fair value on a recurring basis. Fair value is the price we would receive to sell and asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

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The standard describes three level of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

See Note 12 - Fair Value Measurements.

Revenue Recognition

Our principal sources of revenue are derived from product sales of manufactured glass and aluminum products. Revenue is recognized when (i) persuasive evidence of an arrangement exists in the form of a signed purchase order or contract, (ii) delivery has occurred per contracted terms, (iii) fees and prices are fixed and determinable, and (iv) collectability of the sale is reasonably assured. All revenue is recognized net of discounts, returns and allowances. Delivery to the customer is deemed to have occurred when the title is passed to the customer. Generally, title passes to the customer upon shipment, but title transfer may occur when the customer receives the product based on the terms of the agreement with the customer.

Revenues from fixed price contracts, which amount to approximately 16.0% and 21.6% of the Company’s sales for the year ended December 31, 2016 and 2015, respectively, are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. Revenues recognized in advance of amounts billable pursuant to contracts terms are recorded as unbilled receivables on uncompleted contracts based on work performed and costs to date. Unbilled receivables on uncompleted contracts are billable upon various events, including the attainment of performance milestones, delivery and installation of products, or completion of the contract. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing expected profits each period. Changes in contract estimates occur for a variety of reasons, including changes in contract scope, estimated revenue and estimated costs to complete. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined and do not have a material effect on the Company’s financial statements.

Shipping and Handling Costs

The Company classifies amounts billed to customers related to shipping and handling as product revenues. The Company records and presents shipping and handling costs in selling expenses.

Sales Tax and Value Added Taxes

The Company accounts for sales taxes and value added taxes imposed on its goods and services on a net basis - value added taxes paid for goods and services purchased is netted against value added tax collected from customers and the net amount is paid to the government. The current value added tax rate in Colombia for all of the Company’s products is 19%. A municipal industry and commerce tax (ICA) sales tax of 0.7% is payable on all of the Company’s products sold in the Colombian market.

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Product Warranties

The Company offers product warranties in connection with the sale and installation of its products that are competitive in the markets in which the products are sold. Standard warranties depend upon the product and service, and are generally from five to ten years for architectural glass, curtain wall, laminated and tempered glass, window and door products. Warranties are not priced or sold separately and do not provide the customer with services or coverages in addition to the assurance that the product complies with original agreed-upon specifications. Claims are settled by replacement of the warrantied products.

The Company evaluated historical information regarding claims for replacements under warranties and concluded that the costs that the Company has incurred in relation to these warranties have not been material.

Advertising Costs

Advertising costs are expensed as they are incurred and are included in general and administrative expenses. Advertising costs for the years ended December 31, 2016 and 2015 amounted to approximately $1,293 and $958, respectively.

Employee Benefits

The Company provides benefits to its employees in accordance with Colombian labor laws. Employee benefits do not give rise to any long term liability.

Income Taxes

The Company’s operations in Colombia are subject to the taxing jurisdiction of the Republic of Colombia. Tecnoglass LLC and Tecnoglass RE LLC are subject to the taxing jurisdiction of the United States. TGI and Tecnoglass Holding are subject to the taxing jurisdiction of the Cayman Islands. Annual tax periods prior to December 2014 are no longer subject to examination by taxing authorities in Colombia.

The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. There are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company records interest and penalties, if any, as a component of income tax expense.

The Company accounts for income taxes under the asset and liability model (IAS 12 – Income taxes) and recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. A valuation allowance is established when management determines that it is more likely than not that all or a portion of deferred tax assets will not be realized.

The Company presents deferred tax assets and liabilities net as either a non-current asset or liability, depending on the net deferred tax position. Presentation of deferred assets and liability on previously issued financial statements separated current deferred income taxes from non-current income taxes.

Earnings per Share

The Company computes basic earnings per share by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Income per share assuming dilution (diluted earnings per share) would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. See Note 17 - Shareholders’ Equity for further detail on the calculation of earnings per share.

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Note 3.	ESWindows Acquisition

On December 2, 2016, we acquired 100% of the stock of ESW LLC, 85.06% of which was acquired directly by Tecnoglass and 14.94% by our subsidiary ES, for a total purchase price of $13.5 million, which consisted of (i) 734,400 ordinary shares issued in connection with the transaction for approximately $9.2 million based on a stock price of $12.50, (ii) approximately $2.3 million in cash, and (iii) approximately $2.0 million related to the assignment of certain accounts receivable from Ventanas Solar S.A. (“VS”).

VS, a Panama sociedad anonima, is an importer and installer of the Company’s products in Panama. Family members of the Company’s CEO and COO and other related parties own 100% of the equity in VS. During 2015 and 2014, the Company and VS executed a short-term payment agreement and a three-year payment agreement that were mainly created to fund working capital to VS due the timing difference between the collections from VS’s customers. On December 2, 2016 the outstanding amount of $2,016 was reassigned to the former shareholders of ESW LLC as part of the consideration paid for the acquisition of ESW. As a result, the Company does not have any outstanding receivable under these payment agreements as of December 31, 2016. See Note 13 – Related Parties for more information.

The Company incurred expenses for $82 of acquisition related costs which are recorded in operating expenses in the Company’s results of operations. Of the 734,400 shares paid in consideration for the acquisition of ESW LLC, 80,000 shares were placed in Escrow for indemnification to the Company for a period of 18 months after the closing date.

As the Acquisition of ESW LLC was deemed to be a transaction between entities under common control, the assets and liabilities were transferred at the historical cost of ESW LLC, with prior periods retroactively adjusted to include the historical financial results of the acquired company for the period they were controlled by the previous owners of ESW LLC in the Company’s financial statements.

Note 4.	Trade Accounts Receivable

Trade accounts receivable consists of the following:

	December 31,
	2016	2015
Trade accounts receivable	$94,380	$67,269
Less: Allowance for doubtful accounts	(2,083)	(189)
	$92,297	$67,080

The changes in allowances for doubtful accounts for the years ended December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
Balance at beginning of year	$189	$110
Provision for bad debts	4,686	1,477
Deductions and write-offs, net of foreign currency adjustment	(2,792)	(1,398)
Balance at end of year	$2,083	$189

Note 5.	Other Assets

Other assets consists of the following

	December 31,
	2016	2015
Advances to Suppliers and Loans	$716	$822
Prepaid Income Taxes	14,080	6,069
Employee Receivables	489	335
Other Creditors	804	572
	$16,089	$7,798

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Note 6.	Other Long Term Assets

	December 31,
	2016	2015
Real estate investments	$5,125	$4,944
Cost method investment	500	-
Other long term assets	1,687	1,476
	$7,312	$6,420

Note 7.	Goodwill and Intangible Assets

Goodwill

The only goodwill the Company has on its balance sheet is in connection with the acquisition of Glasswall LLC from 2014, which amounts to $1,330. The Company has only one reporting unit and as such the impairment analysis was done by comparing the Company’s market capitalization with its book value of equity. For purposes of testing goodwill for impairment as of December 31, 2016, the Company compared its market capitalization amounting to $406 million to its book value of equity amounting to $113.6 million. No goodwill impairment was necessary since the Company’s market capitalization exceeded its book value of equity.

During 2016 and 2015 there was no impairments, foreign currency exchange movements, or acquisitions and as such the goodwill balance did not change after the measurement period adjustment related to December 31, 2014.

Intangible Assets, Net

Intangible assets, net include the following Miami-Dade County Notices of Acceptances (NOA’s) which are certificates in the required to market hurricane-resistant glass in Florida:

	December 31,
	2016	2015
Gross amount	$8,524	$6,446
Accumulated Amortization	(3,969)	(3,102)
Intangible assets, net	$4,555	$3,344

The weighted average amortization period is 10 years.

During the twelve months ended December 31, 2016 and December 31, 2015, the amortization expense amounted to $825 and $1,658, respectively, and was included within the general and administration expenses in our consolidated statement of operations.

The estimated aggregate amortization expense for each of the five succeeding years as of December 31, 2016 is as follows:

Year ending	(in thousands)
2017	$412
2018	412
2019	412
2020	412
2021	412
Thereafter	2,495
$4,555

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Note 8.	Inventories

Inventories are comprised of the following

	December 31, 2016	December 31, 2015
Raw materials	$40,219	$38,984
Work in process	5,606	3,451
Finished goods	4,124	2,875
Stores and spares	5,016	3,190
Packing material	284	241
	55,249	48,741
Less: inventory allowances	(157)	-
	$55,092	$48,741

The changes in inventory allowance for the years ended December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
Balance at beginning of year	$-	$292
Expense (recovery)	238	(255)
Deductions	(84)
Foreign currency adjustment	3	(37)
Balance at end of year	$157	$-

Note 9.	Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31, 2016	December 31, 2015
Building	$50,887	$41,804
Machinery and equipment	133,878	108,651
Office equipment and software	4,980	3,528
Vehicles	1,648	1,402
Furniture and fixtures	2,141	1,569
Total property, plant and equipment	193,534	156,954
Accumulated depreciation	(50,652)	(34,197)
Net book value of property and equipment	142,862	122,757
Land	32,644	16,835
Total property, plant and equipment, net	$175,526	$139,592

In July 2016, the Company paid $10.5 million to acquire a lot adjacent to the Company’s facilities to expand the manufacturing facilities.

Depreciation expense was $15,674 and $12,609 for the years ended December 31, 2016 and 2015.

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Included within the table above are Property, plant and equipment under capital lease, which are comprised of the following:

	December 31, 2016	December 31, 2015
Buildings	$3,651	$3,625
Land	22,536	8,375
Machinery and Equipment	17,443	26,384
Total assets under capital lease	43,630	38,384
Accumulated Depreciation	(7,657)	(3,822)
Total assets under capital lease, net	$35,973	$34,562

For more information on capital lease obligations see Note 10 - Debt. Differences between capital lease obligations and the value of property, plant and equipment under capital lease arise from differences in the maturities of capital lease obligations and the useful lives of the underlying assets. Pursuant to the issuance of the senior unsecured note issued in January 2017, the Company repaid all its capital lease obligations and acquired the underlying assets.

The roll forward of Property, plant and equipment for the years ended December 31, 2016 and 2015 was as follows:

	December 31,
	2016	2015
Property, Plant and Equipment
Beginning balance	$173,789	$137,536
Acquisitions	48,032	87,871
Purchase price allocation adjustment	-	1,170
Disposals	(3,240)	(4,601)
Reclassification to investment property	-	(5,080)
Effect of Foreign currency translation	7,597	(43,107)
Ending Balance	$226,178	$173,789

Accumulated Depreciation
Beginning Balance	$(34,197)	$(33,004)
Depreciation Expense	(15,674)	(9,727)
Disposals		19
Reclassification to investment property		161
Effect of Foreign Currency Translation	(781)	8,354
Ending balance	$(50,652)	$(34,197)
Property, plant and Equipment, Net	$175,526	$139,592

The effect of foreign currency translation is the adjustment resulting from translating the amounts from Colombian Pesos, functional currency of some of the Company’s subsidiaries, into U.S. Dollars, the reporting currency.

Note 10.	Debt

The Company’s debt is comprised of the following:

	December 31, 2016	December 31, 2015
Revolving lines of credit	$13,168	$4,640
Loans	162,733	108,342
Capital Lease	23,696	26,082
Total obligations under borrowing arrangements	$199,597	$139,064
Less: Current portion of long-term debt and other current borrowings	2,651	17,571
Long-term debt	$196,946	$121,493

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At December 31, 2016, the Company owed approximately $199,597 under its various borrowing arrangements with several banks in Colombia and Panama including obligations under various capital leases as discussed below. This balance includes $2,597 of deferred transaction costs which are reducing the debt balance.

The Company’s loans amounting to $162,733 have maturities ranging from six months to 15 years that bear interest at rates ranging from 2.8 % to 22.6%. These loans are generally secured by substantially all the Company’s real estate. As of December 31, 2016 and 2015, the Company had $114,198 and $52,964 of debt denominated in US Dollars with the remaining amounts denominated in Colombian Pesos.

On January 23, 2017, the Company successfully issued a U.S. dollar denominated, $210 million offering of 5-year senior unsecured notes at a coupon rate of 8.2% in the international debt capital markets under Rule 144A of the Securities Act to Qualified Institutional Buyers. The Company will use approximately $179 million of the proceeds to repay outstanding indebtedness and as a result will achieve a lower cost of debt and strengthen its capital structure given the non-amortizing structure of the new bond. Of these repayments, $59,444 were used to refinance short term debt into long term debt. The Company’s consolidated balance sheets as of December 31, 2016 reflects the effect of this refinance of the Company’s current portion of long term debt and other current borrowings into long term debt based on the Company’s intent as of that date, as a short-term obligation shall be excluded from current liabilities if the entity intends to refinance the obligation on a long-term basis and the intent to refinance the short-term obligation on a long-term basis is supported by a post-balance-sheet-date issuance of a long-term obligation.

On January 7, 2016, the Company entered into a $109.5 million, seven-year senior secured credit facility. Proceeds from the new facility were used to refinance $83.5 million of existing debt. Approximately $51.6 million of the new facility were used to refinance short term debt as long term debt. The Company’s consolidated balance sheets as of December 31, 2015 reflects the effect of this refinance of the Company’s current portion of long term debt and other current borrowings into long term debt based on the Company’s intent as of that date. This credit facility was prepaid pursuant to the senior unsecured note issued in January 2017.

The mortgage loan with TD Bank secured by Tecno RE in December 2014 to finance the acquisition of real property in Miami-Dade County, Florida with an outstanding balance of $3,538 as of December 31, 2016, contained a covenant requiring a 1.0:1 debt service coverage ratio measured on an annual basis. Such covenant was mutually agreed to be terminated during 2016.

The Company had $8,366 and $8,524 of property, plant and equipment as well as $4,757 and $0 of other long term assets pledged to secure $109,193 and $48,056 under various lines of credit as of December 31, 2016 and 2015, respectively. Differences between pledged assets and the amount secured is related to the difference between carrying value of such assets recorded at historical cost and the guarantees issued to the banks which are based on the market value of the real estate. Pursuant to the issuance of the unsecured senior note issued in January of 2017 and repayment of $176,899 million of outstanding indebtedness, $8,366 of pledged property plant and equipment were released to the Company.

New obligations entered during 2016 had similar conditions to debt existing at the beginning of the period. Net proceeds from debt for the years ended December 31, 2016 and 2015 were as follows:

	Year ended December 31,
	2016	2015
Proceeds from debt	$196,468	$113,455
Repayments of debt	(163,126)	(102,356)
	$33,342	$11,099

Additionally, the Company obtained additional financial obligations related to the acquisition of assets under capital lease and financial obligations for $19,641 and $65,319 during the years ended December 31, 2016 and 2015, respectively.

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Maturities of long term debt and other current borrowings are as follows as of December 31, 2016:

Year Ending December 31,
2017	$2,651
2018	2,303
2019	2,312
2020	2,323
2021	2,334
Thereafter	187,674
Total	$199,597

Revolving Lines of Credit

The Company has approximately $12,162 available in several lines of credit under a revolving note arrangement as of December 31, 2016. The floating interest rates on the revolving notes are between DTF+4.2% and DTF+7%. DTF is the primary measure of interest rates in Colombia. The notes are secured by all assets of the Company. At December 31, 2016 and 2015, $13,168 and $4,640 were outstanding under these lines, respectively. Pursuant to the issuance of the senior unsecured note issued in January 2017, the Company repaid all outstanding balances under these lines of credit.

Capital Lease Obligations

As of December 31, 2016 the Company was obligated under various capital leases under which the aggregate present value of the minimum lease payments amounted to approximately $23,696. The present value of the minimum lease payments was calculated using discount rates ranging from 10.9% to 12.9%. Differences between capital lease obligations and the value of property, plant and equipment arise from differences in the maturities of capital lease obligations and the useful lives of the underlying assets. Pursuant to the issuance of the senior unsecured note issued in January 2017, the Company repaid all its capital lease obligations.

Interest expense for the year ended December 31, 2016 and 2015 was $16,814 and $9,274, respectively. The increase is associated to the added debt to address the company´s growth capital expenditure requirements. During the years ended December 31, 2016 and 2015, the Company capitalized interests in the amounts of $377 and $1, 383, respectively.

Note 11.	Income Taxes

The Company files income tax returns for TG and ES in the Republic of Colombia. On December 28, 2016, the Colombian congress enacted a structural tax reform that took effect on January 1, 2017 which reduces corporate income tax from 42% to 40% for fiscal year 2017, 37% in 2018 and 33% in 2019 and thereafter. As a result of the Colombian tax reform from December 28, 2016, the Company’s net deferred tax liability decreased $586 as of December 31, 2016.

ESW LLC is an LLC that was not subject to income taxes during the year 2015 and the eleven months period ending December 2, 2016, since it was a pass-through entity for tax purposes. ESW LLC was converted to a C-Corporation and will be subject to income taxes starting on December 3, 2016. The estimated income tax rate for C-Corporations ranges between 10% and 39.5%. Tecnoglass Inc. as well as all the other subsidiaries in the Cayman Islands and Panama do not currently have any tax obligations.

The components of income tax expense (benefit) are as follows:

	December 31,
	2016	2015
Current income tax
Colombia	$16,319	$20,810
Deferred income Tax
Colombia	(435)	(160)
Total Provision for Income Tax	$15,884	$20,650

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A reconciliation of the statutory tax rate in Colombia to the Company’s effective tax rate is as follows:

	December 31,
	2016	2015
Income tax expense at statutory rates	40.0%	39.0%
Non-deductible expenses	1.2%	179.9%
Non-taxable income	-0.7%	-2.2%
Effective tax rate	40.5%	216.7%

The Company’s effective tax rate of 216% for the year ended December 31, 2015 reflects non-deductible losses of $24,901 due to the change in fair value of the Company’s warrant liability during the year ended December 31, 2015 which contributed to 122.5 percentage points in the reconciliation of the Company’s effective income tax rate to the statutory rate and non-deductible losses of $10,858 due to the change in fair value of the Company’s earnout share liability during the year ended December 31, 2015, which contributed to 53.4 percentage points percentage points in the reconciliation of the Company’s effective income tax rate to the statutory rate. Comparably, the Company had nontaxable gains of $776 and $4,674 related to the change in the fair value of warrant liability and earnout share liability during the year ended December 31, 2016.

There were no other individual items that contributed 5 percentage points or more in the reconciliation of the Company’s effective tax rate and the statutory rate during the years ended December 31, 2016 and 2015.

The Company has the following net deferred tax assets and liabilities:

	December 31,
	2016	2015
Deferred tax assets:
Accounts Receivable Clients - not delivered FOB	$930	$2,282
Property, plant and equipment adjustments	502	327
Financial Liabilities	24	-
Deferred profit on other assets	30	433
Provision Inventory obsolescence	36	-
Total deferred tax assets	$1,522	$3,042

Deferred tax liabilities:
Inventory - not delivered FOB	$1,507	$1,646
Unbilled receivables uncompleted contracts	2,649	3,947
Depreciation	1,028	311
Financials Liabilities	-	2
Total deferred tax liabilities	$5,184	$5,906

Net deferred tax	$3,662	$2,864

Net deferred tax is presented on the balance sheet as follows:

	December 31,
	2016	2015
Long term deferred income tax asset	$-	$328
Less: long term deferred income tax liability	3,662	3,206

The Company does not have any uncertain tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within twelve months of December 31, 2016. The unrecognized tax benefits may increase or change during the next year for items that arise in the ordinary course of business and may be subject to inspection by the Colombian tax authorities for a period of up to two years until the statute of limitations period elapses.

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Note 12.	Fair Value Measurements

The Company accounts for financial assets and liabilities in accordance with accounting standards that define fair value and establish a framework for measuring fair value. The hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value. A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and advances from customers approximate their fair value due to their relatively short-term maturities. The Company bases its fair value estimate for long term debt obligations on its internal valuation that all debt is floating rate debt based on current interest rates in Colombia.

Financial assets and liabilities measured at fair value on a recurring basis:

	Quotes	Significant
	Prices	Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
At December 31, 2016	(Level 1)	(Level 2)	(Level 3)
Marketable equity securities	505	-	-
Interest Rate Swap Derivative Liability	-	23	-

	Quotes	Significant
	Prices	Other	Significant
	in Active	Observable	Unobservable
	Markets	Inputs	Inputs
At December 31, 2015	(Level 1)	(Level 2)	(Level 3)
Marketable equity securities	428	-	-
Earnout Shares Liability	-	-	34,154
Warrant Liability	-	-	31,213

Interest Rate Swap Derivative Liability	-	42	-

As of December 31, 2016, financial instruments carried at amortized cost that do not approximate fair value consist of long-term debt. See Note 10 - Debt. The fair value of long term debt was calculated based on an analysis of future cash flows discounted with our average cost of debt which is based on market rates, which are level 2 inputs.

The following table summarizes the fair value and carrying amounts of our long-term debt:

	December 31,
	2016	2015
Fair Value	190,190	138,347
Carrying Value	196,786	121,493

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Note 13.	Related Parties

The following is a summary of assets, liabilities, and income and expense transactions with all related parties, shareholders, directors and managers:

	At	At
	December 31, 2016	December 31, 2015
Assets
Current Assets
Due from VS	$9,143	$6,895
Due from other related parties	1,852	3,291
	$10,995	$10,186

Long Term Trade receivable from VS	$-	$2,536
Investments	-	64

Liabilities
Due to related parties	$(3,668)	$(1,362)

	December 31, 2016	December 31, 2015
Revenues	$9,742	$9,942
Interest Income	235	451

Expenses-
Fees paid to Directors and Officers	2,579	1,871
Paid to other related parties	2,395	3,036

Ventanas Solar S.A. (“VS”), a Panama sociedad anonima, is an importer and installer of the Company’s products in Panama. Family members of the Company’s CEO and COO and other related parties own 100% of the equity in VS. The Company’s sales to VS for the year ended December 31, 2016 and 2015 were $8,269 and $5,437, respectively.

During 2015 and 2014, the Company and VS executed a short-term payment agreement and a three-year payment agreement that were mainly created to fund working capital to VS due the timing difference between the collections from VS’s customers. The interest rate of these payment agreements is Libor + 4.7% paid semiannually and Libor +6.5% paid monthly for the short-term agreement and the three-year agreement, respectively. On December 2, 2016 the outstanding amount of $2,016 was reassigned to the former shareholders of ESW LLC as part of the consideration paid for the acquisition of ESW. As a result, the Company does not have any outstanding receivable under these payment agreements as of December 31, 2016.

Due from other related parties as of December 31, 2016 includes $411 due from Daesmo, and $537 from Consorcio Ventanar ESW - Boca Grande. Due from other related parties as of December 31, 2015 includes $657 due from Daesmo, $524 from Consorcio Ventanar ESW - Boca Grande. Also included within due from other related parties as of December 31, 2015 is a loan to Finsocial, a company that makes loans to public school system teachers with balance of $256.

Due to related party includes a $2,303 payable to the former shareholders of ESW LLC as part of the consideration paid for the acquisition (See Note 3 – ESWindows for further details). During the years ended December 31, 2016 and 2015, ESW LLC made distributions to its former shareholders amounting to $2,263 and 1,409, respectively, which are distributions made prior to acquisition date, as further described in Note 3 – ESWindows Acquisition.

Paid to other related parties during the year ended December 31, 2016 include charitable contributions to the Company’s foundation for $1,340, sales commissions for $392 and other services for $663.

Included within the amount due to related parties is a note payable to shareholder for $79 as of December 31, 2016. From September 5, 2013 to November 7, 2013 A. Lorne Weil loaned the Company $150 of which $70 was paid at closing of the Merger and $80 remained unpaid as of December 31, 2014 and December 31, 2013. During the second quarter of 2014, the Company paid $1 and a balance of $79 remains unpaid as of December 31, 2016 and 2015.

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Analysis of variable interest entities

The Company conducted an evaluation of its involvement with all its significant related party business entities as of December 31, 2016 and 2015 in order to determine whether these entities were variable interest entities (“VIE”) requiring consolidation or disclosures in the financial statements of the Company. The Company evaluated the purpose for which these entities were created and the nature of the risks in the entities.

From all the entities analyzed, only two entities, ESW LLC and VS, resulted in having variable interests. However, as of the date of the initial evaluation and for the year ended December 31, 2015, the Company concluded that both entities are not deemed VIEs and as such these entities should not be consolidated within the Company’s consolidated financial statements. However, on December 2016, we acquired 100% of the equity of ESW LLC, and the acquisition was deemed to be transactions between entities under common control. As such, the assets and liabilities were transferred at the historical cost of ESW LLC, with prior periods retroactively adjusted to include the historical financial results of the acquired company for the period they were controlled by ESW LLC in the Company’s financial statements (See Note 3 – ESWindows Acquisition for additional information).

Note 14.	Derivative Financial Instruments

In 2012, the Company entered into three interest rate swaps (IRS) contracts as economic hedges against interest rate risk through 2017, and two currency forward contracts as economic hedges against foreign currency rate risk on U.S. dollar loans. The currency forwards expired in January 2014. Changes in the fair value of the derivatives are recorded in current earnings. The derivatives were recorded as a liability on the Company’s balance sheet at an aggregate fair value of $23 and $42 as of December 31, 2016 and 2015, respectively. Pursuant to the senior unsecured note issued in January of 2017, the Company repaid the underlying obligations and terminated the interest rate swaps (See Note 21. Subsequent events for further information).

Note 15.	Warrant Liability and Earnout Shares Liability

Warrant Liability

The fair value of the warrant liability was determined by the Company using the Binomial Lattice pricing model. This model is dependent upon several variables such as the instrument’s expected term, expected strike price, expected risk-free interest rate over the expected instrument term, the expected dividend yield rate over the expected instrument term and the expected volatility of the Company’s stock price over the expected term. The expected term represents the period that the instruments granted are expected to be outstanding. The expected strike price is based upon a weighted average probability analysis of the strike price changes expected during the term because of the down round protection. The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected terms of the options at the date of valuation. Expected dividend yield is based on historical trends. The Company measures volatility using a blended weighted average of the volatility rates for several similar publicly-traded companies. The inputs to the model were as follows:

December 31, 2015
Stock Price	$13.74
Dividend Yield	*
Risk-free rate	0.65%
Expected Term	0.97
Expected Volatility (level 3 input)	37.69%

*A quarterly dividend of $0.125 per share commencing in the second quarter of 2016 was assumed.

When the warrants are exercised for ordinary shares, the Company re-measures the fair value of the exercised warrants as of the date of exercise using quoted prices on the OTC Pink Markets and records the change in fair value in the consolidated statement of operations, and records the fair value of the exercised warrants as additional paid-in capital in the shareholders’ equity section of the Company’s balance sheet.

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On August 4, 2016, the Company commenced a warrant exchange offer, under which each Tecnoglass warrant holder had the opportunity to receive one Tecnoglass ordinary share in exchange for every 2.5 of the Company’s outstanding warrants tendered by the holder and exchanged pursuant to the offer. As of the expiration of the exchange offer period on September 8, 2016, 5,479,049 outstanding warrants, or approximately 82% of the outstanding warrants, were tendered. Those tenders were accepted by Tecnoglass, which issued 2,191,608 new ordinary shares on September 14, 2016. As a result, the warrant liability decreased by $26,300 and the additional paid in capital increased by the same amount.

On December 20, 2016, the ordinary warrants expired by their terms. There were 1,275,823 warrants outstanding as of September 30, 2016 following completion of the Company’s September 2016 warrant exchange offer. Of such amount, 1,265,842 warrants were exercised prior to the expiration of the warrants, resulting in 478,218 ordinary shares being issued, with the remaining unexercised warrants expiring by their terms. The warrant liability associated with the warrants was reclassified into equity once adjusted to fair value at the date of expiration.

In the year ended December 31, 2016, the Company recorded a gain of $4,675 in the consolidated statement of operations for the change in fair value of exercised warrants and recorded $26,502 as additional paid-in capital in the shareholders’ equity section of the Company’s consolidated balance sheet as below:

	Number of Warrants	Average Value	Fair Value
Opening balance as of January 1, 2015	9,097,430	$2.19	$19,991

Change in fair value to the date of cashless exercise charged to income statement	2,325,924	$3.69	$8,591
Fair value of warrants exercised credited to shareholders equity	2,325,924	$5.88	$(13,679)
Change in fair value of unexercised warrants remaining at December 31, 2015	6,771,506	$2.41	$16,310

Closing balance as of December 31, 2015	6,771,506	$4.61	$31,213

Change in fair value to the date of cashless exercise charged to income statement	6,761,525	$0,11	$(738)
Fair value of warrants exercised credited to shareholders equity	6,761,525	$4,50	$(30,437)
Change in fair value of unexercised warrants expired on December 20, 2016.	9,981	$3,76	$(38)

Closing balance as of December 31, 2016	-	$-	$-

Net gain on exercise of warrants	6,761,525	$4,38	$(31,375)
Total change in warrant liability due exercise of warrants and change in fair value of remaining warrants			$(31,213)

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Earnout Shares Liability

The fair value of the earnout shares liability is calculated using a Monte Carlo simulation, whereby future net revenue was simulated over the earnout period using a geometric Brownian Motion. Our model utilized management’s forecasted net sales and was performed in a risk-neutral environment. The inputs to the model were as follows:

December 31, 2015
Stock Price	$13.74
Risk-free rate	0.41%
Expected Term	1 year
Asset Volatility (level 3 input)	38%
Equity Volatility (level 3 input)	45%

*A quarterly dividend of $0.125 per share commencing in the second quarter of 2016 was assumed.

The value of the earnout share liability is sensitive to changes in equity volatility and the forecasted EBITDA of the company. An increase or decrease in the equity volatility of 5% would result in an increase or decrease in the value of the earnout share liability of approximately 0.3%, respectively. An increase or decrease in the EBITDA of 5% would result in an increase or decrease in the value of the earnout share liability of approximately 0.3%, respectively.

The table below provides a reconciliation of the beginning and ending balances for the earnout shares liability measured using significant unobservable inputs (Level 3):

Balance - December 31, 2014	$29,061
Fair value adjustment for year ended December 31, 2014	10,858
Fair value of earnout shares issued credited to shareholders’ equity	(5,765)
Balance at December 31, 2015	$34,154
Fair value adjustment for year ended December 31, 2016	(4,674)
Fair value of earnout shares issued credited to shareholders’ equity	(29,480)
Balance at December 31, 2016	$-

Pursuant to the business combination closed on December 20, 2012, the Company issued 500,000 ordinary shares upon achievement of the EBITDA target for the year ended December 31, 2014 and 1,000,000 ordinary shares upon achievement of the EBITDA target for the year ended December 31, 2015. Additionally, on December 20, 2016, we notified the Escrow Agent that the earnout target for the year ended December 31, 2016 had been met in full, notwithstanding the fact that the audit of such period had not yet been completed. Through November 30, 2016, Tecnoglass had achieved an EBITDA substantially higher than the one between $40 million and $45 million required to trigger the release of the shares from escrow. As a result, Tecnoglass instructed the Escrow Agent to release the remaining 1,500,000 ordinary shares held in escrow to Energy Holding Corp., the former stockholder of Tecnoglass prior to the Business Combination and an affiliate of Jose M. Daes, our Chief Executive Officer, and Christian T. Daes, our Chief Operating Officer.

Note 16.	Commitments and Contingencies

Guarantees

As of December 31, 2016, the Company does not have guarantees on behalf of other parties.

Legal Matters

On March 2, 2016 ES filed a lawsuit against Bagatelos Architectural Glass Systems, Inc. (“Bagatelos”) in Colombia. In addition, we also filed a lawsuit against Bagatelos in the State of California for breach of contract. To lift the lien declared by the Court in California, Bagatelos submitted a bond for $2.0 million in favor of ES and its release is subject to the court’s ruling. This bond is a “mechanics lien surety bond” which guarantees ES payment of the amounts due with interest and costs should the Company win the case. Mediation scheduled for February 17, 2017 was unsuccessful and parties continue discovery. Bagatelos as defendant presented a cross complaint on September 23, 2016 seeking damages of approximately $3 million. Although we already received a payment order from the Colombian judge, the Company continues to pursue its rights, remedies and defenses in the U.S. We received on January 31, 2017 a case update from our U.S. counsel stating that due to ES’ favorable terms and conditions and the fact that Bagatelos has overstated their claim and ignored their contractual duties, it is probable that the Company will be able to recover the outstanding amount of $2.0 million.

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General Legal Matters

From time to time, the Company is involved in legal matters arising in the ordinary course of business. While management believes that such matters are currently not material, there can be no assurance that matters arising in the ordinary course of business for which the Company is, or could be, involved in litigation, will not have a material adverse effect on its business, financial condition or results of operations.

Note 17.	Shareholders’ Equity

Preferred Shares

TGI is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2016, there are no preferred shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of December 31, 2016, a total of 33,172,144 Ordinary shares were issued and outstanding.

Legal Reserve

Colombian regulation requires that companies retain 10% of net income until it accumulates at least 50% of subscribed and paid in capital.

Earnings per Share

The following table sets forth the computation of the basic and diluted earnings per share for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Numerator for basic and diluted earnings per shares
Net Income (Loss)	$23,321	$(11,124)

Denominator
Denominator for basic earnings per ordinary share - weighted average shares outstanding	29,231,054	26,454,469
Effect of dilutive securities and stock dividend	1,022,014	-
Denominator for diluted earnings per ordinary share - weighted average shares outstanding	30,253,068	26,454,469

Basic earnings per ordinary share	$0.79	$(0.42)
Diluted earnings per ordinary share	$0.77	$(0.42)

The weighted average number for shares outstanding for calculation of basic earnings per share for the year ended December 31, 2016 and 2015 considers 734,400 ordinary shares issued as part of the consideration paid the acquisition of ESW LLC, acquisition of an entity under common control as further described in Note 3, 272,505 ordinary shares issued about the share dividend paid in November of 2016.

The effect of dilutive securities includes 8,559 potential shares from outstanding Unit Purchase Options, and 1,013,455 from the potential dividend for the third and fourth stock dividend election. The calculation of diluted earnings per share for the year ended December 31, 2015 excludes the effect of 3,502,079 dilutive securities because their inclusion would be antidilutive due to the net loss for the period.

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Long Term Incentive Compensation Plan

On December 20, 2013, our shareholders approved our 2013 Long-Term Equity Incentive Plan (“2013 Plan”). Under the 2013 Plan, 1,593,917 ordinary shares are reserved for issuance in accordance with the plan’s terms to eligible employees, officers, directors and consultants. As of December 31, 2016, no awards had been made under the 2013 Plan.

Dividend

The Company has authorized the payment of four regular quarterly dividends to holders of ordinary shares at a quarterly rate of $0.125 per share, or $0.50 per share on an annual basis, with the first quarterly dividend being payable on November 1, 2016. The dividends are payable in cash or ordinary shares, at the option of the holders of ordinary shares. In connection with the first quarterly dividend payable on November 1, 2016, Energy Holding Corp., the majority shareholder of the Company, elected to receive such dividend in ordinary shares, as opposed to cash. Moreover, retroactively effective as of September 23, 2016 (the first date of the election period for the first quarterly dividend), Energy Holding Corp. irrevocably elected to receive the next three quarterly dividends in ordinary shares, as opposed to cash. On November 1, 2016 the Company paid $789 and issue 272,505 shares for the first quarterly dividend to shareholders of record as of the close of business on September 23, 2016.

On December 7, 2016, the Company announced the timing for the payment of its declared regular quarterly dividend of $0.125 per share for the fourth quarter 2016. The dividend was paid on February 1, 2017 to shareholders of record as of the close of business on December 29, 2016. The dividend was paid in cash or ordinary shares, to be chosen at the option of holders of ordinary shares during an election period beginning December 29, 2016 and lasting until January 20, 2017. The value of the ordinary shares to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in ordinary shares was calculated using the average of the closing price of the Company’s ordinary shares on NASDAQ during the three day period from January 18, 2017 through January 20, 2017 which was $11.74. On February 1, 2016, the Company issued 306,579 ordinary shares and paid $564 in connection with the second quarterly dividend.

Note 18.	Segment and Geographic Information

The Company has one operating segment, Architectural Glass and Windows, which is also its reporting segment, comprising the design, manufacturing, distribution, marketing and installation of high-specification architectural glass and windows products sold to the construction industry.

The Company analyzed the Company’s segmentation after the acquisition of ESW LLC and concluded that the operations of ESW LLC fall within our single operating segment, Architectural Glass and Windows.

The following tables present geographical information about external customers and revenues from external customer by product groups. Geographical information is based on the location where there the sale was originated.

	December 31,
	2016	2015
Colombia	$98,256	$81,290
United States	190,487	145,207
Panama	9,444	7,329
Other	6,327	8,413
Total Revenues	$304,514	$242,490

	December 31,
	2016	2015
Glass and framing components	$89,850	$85,034
Windows and architectural systems	214,664	157,456
Total Revenues	$304,514	$242,490

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Excluding related parties, only one customer, Giovanni Monti and Partners Consulting and Glazing Contractors (“GM&P”), accounted for more than 10% or more of our net sales, amounting to $80.0 million, or 26% of total sales, and $32.0 million, or 13% of sales during the years ended December 31, 2016 and 2015. In March of 2017 the Company has acquired 100% of the equity of GM&P. Refer to Note 21 – Subsequent Events for more information.

The Company’s long lived assets as of December 31, 2016 and 2015 are distributed geographically as follows:

	December 31,
	2016	2015
Colombia	$177,207	$140,698
United States	5,631	5,314
Total long lived assets	$182,838	$146,012

Note 19.	Operating Expenses

Selling expenses for the years ended December 31, 2016 and 2015 were comprised of the following:

	December 31,
	2016	2015
Shipping and Handling	$15,568	$11,955
Personnel	5,679	5,128
Provision for bad debt and write offs	4,686	1,447
Sales commissions	4,346	4,298
Services	1,723	1,571
Packaging	950	1,093
Other Selling Expenses	4,001	3,589
Total Selling Expense	$36,953	$29,081

General and administrative expenses for the years ended December 31, 2016 and 2015 were comprised of the following:

	December 31,
	2016	2015
Personnel	$7,938	$6,015
Professional Fees	5,395	4,596
Taxes	1,302	1,628
Services	2,302	1,685
Depreciation and Amortization	1,788	2,684
Bank Charges and tax on financial transactions	2,881	1,499
Charitable contributions	1,504	1,425
Other expenses	4,736	2,905
Total General and administrative expenses	$27,846	$22,437

Note 20.	Non-Operating Income

Non-operating income (net) on our consolidated statement of operations amounted to $4,155 and $5,054 for the years ended December 31, 2016 and 2015, respectively. These amounts are primarily comprised of income from interests on receivables, rent income and recoveries on scrap materials.

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Note 21.	Subsequent Events

We intend to directly or indirectly acquire 100% of the stock of VS in the near future, likely during the first half of 2017. Following the procedures established in our Code of Ethics, we also expect the terms of such transaction, when available, to be subject to review and approval by our Audit Committee and our Board of Directors based on analysis conducted by external advisor.

On January 23, 2017, the Company successfully issued a U.S. dollar denominated, $210 million offering of 5-year senior unsecured notes at a coupon rate of 8.2% in the international debt capital markets under Rule 144A of the Securities Act to qualified institutional investors. The Company will use approximately $179 million of the proceeds to repay outstanding indebtedness and as a result will achieve a lower cost of debt and strengthen its capital structure given the non-amortizing structure of the new bond. The Company’s consolidated balance sheets as of December 31, 2016 reflects the effect of this refinance of the Company’s current portion of long term debt and other current borrowings into long term debt based on the Company’s intent as of that date.

On December 7, 2016, the Company announced the timing for the payment of its declared regular quarterly dividend of $0.125 per share for the fourth quarter 2016. The dividend was paid on February 1, 2017 to shareholders of record as of the close of business on December 29, 2016. The dividend will be paid in cash or ordinary shares, to be chosen at the option of holders of ordinary shares during an election period beginning December 29, 2016 and lasting until January 20, 2017. The value of the ordinary shares to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in ordinary shares shall be the average of the closing price of the Company’s ordinary shares on NASDAQ during the three day period from January 18, 2017 through January 20, 2017 which was $11.74 If no choice was made during this election period, the dividend for this election period was paid in ordinary shares of the Company. On February 1, 2017, the Company issued 306,579 ordinary shares and paid $564 in connection with the second quarterly dividend.

On March 1, 2017 the Company entered into and consummated a purchase agreement with Giovanni Monti, the owner of 100% of the outstanding shares of GM&P. GM&P is a consulting and glazing contracting company located in Miami, Florida. GM&P has over 15 years of experience in the design and installation of various building enclosure systems such as curtain window walls. GM&P has had a long-standing commercial relationship with the Company, working alongside it in different projects within the U.S, by providing engineering and installation services to those projects. Pursuant to the Agreement, the Company acquired all of the shares of GM&P from the Seller for a purchase price of $35 million. The Company will pay $6 million of the purchase price in cash within the 60 days following the Effective Date, with the remaining $29 million of the purchase price to be payable on or before September 1, 2017 (six months from the Effective Date).

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